Exhibit 4.05

ASSIGNMENT AND CONSENT

This Assignment and Consent (this "Assignment") is entered into as of March 23, 2004 and deemed effective as of January 16, 2004 by and among CBS Broadcasting Inc. ("CBS"), Pearson International Finance Ltd. ("Pearson"), NMP, Inc., ("NMP") and MarketWatch.com, Inc. ("MarketWatch").

RECITALS

A. CBS, Pearson and MarketWatch are parties to that certain registration rights agreement, originally entered into on January 13, 1999 (the "Registration Rights Agreement"), pursuant to which MarketWatch provides certain rights to CBS and Pearson.

B. MarketWatch and NMP have entered into an agreement and plan of reorganization and merger dated July 22, 2003 and amended on December 15, 2003 (the "Merger Agreement"), under which MarketWatch will become a wholly owned subsidiary of NMP.

C. MarketWatch and NMP wish, in connection with such merger and reorganization, to have MarketWatch assign to NMP all of MarketWatch's rights and obligations under the Registration Rights Agreement, and to have NMP assume such rights and obligations, and CBS and Pearson agree to consent to such assignment and assumption.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

  Continuation of Provisions

  Except as expressly set forth herein, all other terms and conditions of the Registration Rights Agreement will remain in full force and effect.

  Assignment and Assumption

  2.1.  Assignment. MarketWatch hereby assigns and transfers over to NMP all right, title and interest in and to the Registration Rights Agreement and NMP hereby accepts such assignment and transfer.

  2.2.  Assumption. NMP hereby assumes all liabilities of MarketWatch under the Registration Rights Agreement, whether existing at or prior to Closing (as defined in the Merger Agreement) or arising thereafter. NMP hereby agrees to be bound by all the terms of, and to undertake and perform all the obligations of MarketWatch contained in, the Registration Rights Agreement. NMP confirms that it shall be deemed a party to the Registration Rights Agreement as if it were the "Company" as defined in the Registration Rights Agreement.

  2.3.  Consent. CBS and Pearson hereby consent and agree to the assignment to NMP by MarketWatch of all of MarketWatch's rights and obligations under the Registration Rights Agreement and to the substitution of NMP for MarketWatch in the Registration Rights Agreement.

  General

  3.1.  Effective Date. This Assignment shall become effective immediately upon the Closing (as defined in the Merger Agreement).

  3.2.  Entire Agreement. The Registration Rights Agreement, as modified by this Assignment, constitutes the complete and exclusive statement of the agreement among the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous proposals and understandings, oral and written, relating to the subject matter contained therein.

IN WITNESS WHEREOF, the parties have executed this Assignment by their duly authorized representatives as of the date first written above.

CBS BROADCASTING INC. By: ______________________________ Its	PEARSON INTERNATIONAL FINANCE LTD. By: _____________________________ Its
MARKETWATCH.COM, INC. By: ______________________________ Its	NMP, INC. By: ______________________________ Its